TIER TECHNOLOGIES

TIER TECHNOLOGIES

Moderator: Alex Hart
Tuesday, May 10, 2011
8:00 am Eastern Time

Operator:
Good morning, and welcome to the Tier Technologies Second Quarter FY 2011 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.  Thank you.

Ms. Bowman, you may begin your conference.

Liz Bowman:
Good morning.  My name is Liz Bowman, Tier Technologies’ Assistant Controller and Director of SEC Reporting.   At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended March 31, 2011.  Today’s call is scheduled for one hour.

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After the market closed yesterday, we issued a press release announcing Tier's financial results for the quarter ended March 31, 2011, and we filed a copy of the text of today’s call (not including the Q&A) and the accompanying presentation, which includes charts that will be referenced during the call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our Principal Financial Officer, John Guszak, by calling him at 571-382-1336 or by emailing him at jguszak@tier.com.

A taped replay of this call will be available on the Company's web site from 10:00 a.m. Eastern Time, Tuesday, May 10, 2011 until Tuesday, May 24, 2011 at 11:45 pm Eastern Time.  Alternatively, you can hear a replay by dialing 866-465-2111 and entering the conference ID number 7102650, starting at 10:00 a.m. Eastern Time, Tuesday May 10, 2011.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for

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purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to:  general economic conditions, which affect the Company’s financial results in all our markets, which we refer to as “verticals”, particularly the federal vertical, the state and local vertical, and the property tax vertical; effectiveness and performance of our systems, payment processing platforms and operational infrastructure; our ability to grow EPS revenue while controlling our costs; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; our ability to realize

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revenues from our business development opportunities; the impact of governmental investigations or litigation; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to our quarterly report on Form 10-Q for the period ended March 31, 2011, filed with the Securities and Exchange Commission. In this call, references to “the quarter” or “the second quarter” refer to the quarter ended March 31, 2011.

During this call, we will be referring to non-GAAP financial measures.  These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles.  We define the non-GAAP financial measures used in this call, and we present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures, in the Form 8-K that we filed yesterday afternoon.  That Form 8-K is available in the Investor Relations section of our website, www.tier.com, under the heading, Investor Relations.

With me on the call today are Keith Kendrick, our SVP of Strategic Marketing, John Guszak, our Controller and Interim

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Principal Financial Officer and Alex Hart, our President and Chief Executive Officer.  We‘ll begin the call with Alex.  Alex?

Alex Hart:
Thanks, Liz, and good morning. We’re making good progress in correcting the errors of the past and implementing our new strategy, but we’re only beginning to see the positive effects of the changes we’re making.  Our financial results for the second quarter were obviously unacceptable, but there were encouraging indications that we’re focusing on the right things and turning the corner in some key market segments.  Transaction growth in our key segments, especially government, higher education, and municipal utilities, was particularly strong.  Overall transactions grew more than 20% versus the same period last year if you exclude the negative impact of large utility clients leaving us as a result of our poorly handled acquisition of ChoicePay  a couple of years ago. Even with the large utility segment included, transactions increased 7.9% from the same quarter last year, but top line revenue was basically flat due to lower average transaction sizes this year versus last year.  I think it’s useful to point out that transaction growth came in what is traditionally our lightest quarter of the year, so I’m encouraged by that aspect of our performance.

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As I noted during last quarter’s call, we stopped our efforts to consolidate onto the ChoicePay platform and have focused our efforts on restoring the reliability that made ChoicePay successful in the first place.  I’m pleased to report that the ChoicePay platform is once again performing well and that we are working hard to retain as much of the former ChoicePay customer base as we can while determining the appropriate go forward strategy for each of our platforms.

Our renewed focus on reliability and serving the needs of our clients and customers in the municipal utility, government, and higher education markets is beginning to bear fruit.  Revenue, dollars processed, and transactions were all higher than they were a year ago in these segments, and I expect that continued work to both reduce the costs of serving these segments and rationalize our activities in adjacent segments will lead to financial improvement down the road.  The days of chasing the bright shiny object are over, and we are getting much better at determining which things we SHOULD do instead of immediately beginning to figure out HOW to do something that might never produce any meaningful, profitable revenue.

We also are taking a much more thoughtful approach to creating the technological capabilities we need to become a highly profitable company some day.  It is tempting to simply

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decide to build a new system from scratch, but we believe that we already possess a number of the components that we’ll need in our future architecture and we’re developing a detailed plan for how best to both sustain the business we have today and grow the business in a profitable way in the months and years ahead.

While Tax Season did not fall in the quarter, I imagine that many of you would appreciate a first glimpse of how the season went.  First, I want to remind everyone that the Federal tax business is only one part of our tax payment business, but since it accounts for nearly 20 percent of our total business, it remains an important part of the story.  The Federal vertical is composed of two primary components:  (1) a partnership with an online tax filing service, and (2) our contract with the IRS, which we traditionally implement through our primary brand, Official Payments.  This year, we also used the ChoicePay name to establish a fighter brand, designed to capture a more cost-sensitive segment of the market without eroding the value of our Official Payments brand. Both brands faced new competitive pressures this tax season, but we were pleased with their performance overall.  Our partnership with the online tax filing service, which had initially been exclusive to us, is now in its second year of reduced volume as another payment services company has taken the lead position.

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Our contract with the IRS is in its second year in which there are three providers of electronic payment services instead of two and we are listed in position three this year on the IRS website.

Our transactions processed through the IRS contract for this tax season, which started January 1, 2011, increased 24 percent through the end of April as compared with the same period in 2010.  The 24 percent increase in transactions was offset by a decrease in average payment size, limiting the increase in total payment volume to 9 percent to date, but encouraging nonetheless.  We believe that our enhanced marketing efforts were a big part of the increase and that we gained share in this vertical, but we also suspect that we benefitted from the ongoing adoption of electronic bill payment overall.

Now, I would like to turn to the financial performance for the quarter and then I will provide an update on our progress against the goals of the strategic plan.

First, I would like to address the P&L statement.

Revenues from Continuing Operations for the quarter were $30.3 million, down 1.3% from the same quarter last year.

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In our core Electronic Payments Solutions business (EPS), we processed over $1.8 billion of payments, which represents a 5.9% increase versus the same quarter last year.  This increase was driven by a 7.9% increase in transaction volume as I noted earlier.  With the growth in transactions, EPS revenues for the quarter were $29.9 million, down $81 thousand over the same quarter last year. We experienced revenue and transaction growth in our other primary verticals led by our State and Local vertical and our Education vertical, with revenue growth of 13.6 % and 11.1% respectively.  During the quarter we experienced lower revenues in our Utility, Property Tax and Federal verticals.  The loss of some large for profit utilities and a California property tax client caused the lower revenues in those verticals, while lower average payment size was the primary cause in the Federal vertical.  Chart 9 provides a summary of net revenue for our Electronic Payments Solutions business.

Direct costs for Continuing Operations were $23.3 million, up 3.5% compared to the same quarter last year.  For the quarter, EPS direct costs were $23.3 million, up 4.7% from the same quarter last year.  It appears that a significant portion of the increase was a result of an increase in interchange rates from one of our credit card partners

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combined with a decrease in the number of lower cost ACH payments due to the loss of several large utility clients during the last year.  Our other direct costs decreased 13.3% from the prior year quarter, further indicating how important it is to get a better handle on our interchange costs, processing fees, and bank fees.

General and administrative expenses for Continuing Operations were $4.9 million for the quarter, down 21.1%, or $1.3 million compared with the same quarter last year.  The decrease in G&A was attributable primarily to the reversal of stock based compensation expense of $1.5 million because the conditions specified in the grant were not achieved.  In addition our legal fees, rent and bad debt expense decreased when compared to the same period last year.  During the quarter we recorded severance expense of $.3 million for the departure of our Chief Financial Officer.  Payroll costs increased for the quarter, as compared to the prior year’s quarter, as key developers were assigned to projects that we do not capitalize.

Selling and marketing expenses were $1.8 million for the quarter, up 26.7% from the prior year’s quarter, primarily due to expanded advertising campaigns that support all of our major verticals, not just the federal tax business.  We also spent a bit more on partner-related activities in an effort to

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accelerate the launch of new capabilities that we believe will generate new revenue downstream.

For the quarter, Tier reported a net loss from Continuing Operations of $1.4 million as compared with a loss of $.8 million from Continuing Operations in the prior year quarter.

In our Discontinued Operations, we received an earn-out payment related to the sale of our former Government Business Process Outsourcing business of $0.5 million.  This payment marks the last transaction we anticipate regarding the GBPO business.

Our consolidated net loss per fully diluted share in the quarter was ($0.06) compared to a loss of ($0.03) per fully diluted share in the same quarter last year.

Turning to the Balance Sheet, our $43.0 million dollars in cash and cash equivalents at March 31, 2011 included funds that had settled to us that we had not yet distributed to clients due to the timing of bank transactions equal to $12.8 million and accrued discount fees of $4.9 million.  These items reduced our cash available for company use and were offset by $10.8 million of receivables from credit card companies and banks which we expected to receive within one to two days of the end of the quarter on March 31, 2011.

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The net result was cash and cash equivalents available to Tier at March 31, 2011 of $36.1 million.  Please see chart 14.   Please remember that we also have $6.0 million of restricted cash that is required by one of our ACH processing partners.

The quarter ending Balance Sheet also reflects the purchase of $10.0 million worth of our common stock pursuant to our tender offer in January 2011.  Details regarding the tender offer can be found in Note 13 – Shareholders’ Equity.

The Company’s headcount on March 31, 2011 was 223 employees and 20 contractors.

As I noted during our last call, we’re specifically focused on   four objectives:

1.       Making reliability a reality
2.       Going where the payments are
3.       Funding the future
4.       Working together

Making reliability a reality, means becoming the kind of payment partner our clients and their customers demand and deserve.  There is no substitute for delivering on the promise, and we simply failed to do that for a couple of

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years.  We are now refocused on both restoring the ChoicePay platform to reliability and enhancing reliability and performance of all three of our customer-facing platforms.  We recently upgraded the core database server for web transaction processing on our OPAY platform, increased investment in virtualization technology to create our own private cloud computing environment, and modernized our server and storage environment to support our higher education clients on our EPOS platform.  These efforts are a good start and will continue as we work to improve across the board.

Going where the payments are reflects our desire to focus our energy and resources on the opportunities that have the highest potential to produce meaningful volumes and higher margins.  Part of our challenge is a legacy of chasing every interesting opportunity, without the discipline that comes from truly understanding our business model and the drivers of profitable revenue growth.  A new CFO, along with our recently hired Vice President of Business Analytics and Pricing, will have a big impact on our ability to chase the right opportunities.

One opportunity that I believe will produce meaningful financial returns is a major relationship with MoneyGram International that we are announcing today.  The

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MoneyGram partnership combines our biller direct network with their domestic walk-up network for cash payments. This arrangement allows consumers to walk into any Walmart, CVS, or Walgreen’s and pay participating billers in our network with cash.  This new channel vastly expands our consumer reach to the more than 60 million consumers who are underbanked, unbanked, or who prefer to pay their bills in cash as opposed to over the phone or via the Internet.   While it will take some time to certify all of our billers, and some may opt out, we believe that the unbanked and underbanked segment will value the ability to pay more of their bills in the places they frequent the most.

Funding the future is critically important. The focus on payments and the resulting sell off of non-core assets positioned the company well for success down the road, but we need to become cash generating as quickly as we can without stunting our growth.  We believe that there are a lot of opportunities to improve our efficiency.  For example, we have far more processing relationships and banking relationships than we should have, and the lack of volume concentration alone is a big opportunity to reduce costs.  We have, as I mentioned previously, been too willing to chase one-off deals and new partnerships with little understanding of the financial implications of doing so. We are reviewing all of our partnerships and determining which handful of

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partners can deliver the best value for both Tier and our clients and customers.

As far as cash is concerned, most of you know that we completed a Dutch auction tender offer during the quarter, purchasing $10 million of our common stock at a price of $6.10 per share.  We have now returned $22 million to shareholders during the past two years, and we’ll continue to assess the attractiveness of acquiring additional shares on a regular basis.

Working together on a common set of objectives, with trust in one another and an appreciation for each person’s role in building a successful business, is one of the most challenging and rewarding aspects of the job.  We are blessed with a number of very talented and hard-working associates that have been with the company for some time, and we’ve continued to supplement those folks with talented newcomers that have, in most cases, already been where we’re headed and that can help us get there faster.

I’m also pleased to welcome two new board members to Tier.  Katherine Schipper and Jim Hale joined as of the annual meeting date in April and will be participating in their first Tier board meetings this week.  I look forward to their fresh perspectives and wise counsel.

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Before I open it up for questions, let me note that in keeping with prior practice, we are not giving revenue guidance at this time.  We remain comfortable with our expectations for 21 million transactions for FY 2011, as noted in slide 15, but we believe that average transaction sizes will continue to decline somewhat and that delivering a relatively flat year will be more challenging than we anticipated.  We are working hard to energize our sales force and reverse the interchange and discount fee trends that had such a negative impact on this quarter, but we are concerned about our ability to have a relatively cash neutral year if we do not see improvement on both fronts.

We believe that we are on the right path and that we will soon have the right team to position ourselves for a significantly improved 2012, but there is obviously much work ahead.

Thank you for your time and attention this morning.

Let’s open the call to Q&A.

Operator?

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Liz Bowman:

Thank you, Alex.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying Charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our Controller and Interim Principal Financial Officer, John Guszak, at 571-382-1336 or jguszak@tier.com.  Thank you.  This concludes our second quarter fiscal year 2011 earnings call for Tier Technologies.